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                                   EXHIBIT (5)



                           [LETTERHEAD OF JAY D. SMITH
                  SENIOR VICE PRESIDENT AND GENERAL COUNSEL OF
                            PACIFIC CAPITAL BANCORP]



                                  May 3, 2000



Board of Directors
Pacific Capital Bancorp
200 East Carrillo Street
Santa Barbara, California 93101

         Re:      Pacific Capital Bancorp - Registration Statement on Form S-4

Ladies and Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 1,830,500 shares of the common stock of Pacific Capital Bancorp, a California corporation (the "Company"), and associated stock purchase rights (such shares and rights collectively referred to as the "Shares"), which are proposed to be issued by the Company in connection with the merger (the "Merger") of a wholly-owned subsidiary of the Company with and into San Benito Bank, I have examined such corporate records and other documents, including the registration statement on Form S-4 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

         1. The Company is a corporation duly organized and existing under the laws of the state of California.

         2. All necessary corporate action on the party of the Company has been taken to authorize the issuance of the Shares in connection with the Merger, and, when issued as described in the registration statement, the Shares will be legally and validly issued, fully paid and nonassessable.

         I consent to the filing of this opinion as an exhibit to the registration statement.

                                                     Sincerely,


                                                     /s/ Jay D. Smith
                                                     Jay D. Smith